EXHIBIT 10.29

AMENDMENT NO. 2
TO
1996 EMPLOYEE STOCK PURCHASE PLAN

The First Amendment to the 1996 Employee Stock Purchase Plan of Overland Data, Inc. (the “Plan”) is hereby amended as follows. The effective date of this amendment is August 20, 2003.

1.                                       The name of the Plan shall be “The 1996 Employee Stock Purchase Plan of Overland Storage, Inc.”

2.                                       Section 2 of the Plan shall be amended to replace the definitions of “Corporation” and “Fair Market Value” in their entirety with:

“Corporation” shall mean Overland Storage, Inc., a California corporation.

“Fair Market Value” shall mean the value of one (1) share of Common Stock on the relevant date, determined as follows:

(1)                                  If the shares are traded on an exchange, the reported “closing price” on the last trading date immediately preceding the relevant date;

(2)                                  If the shares are traded over-the-counter on the Nasdaq Stock Market, the Nasdaq Official Closing Price reported for the last trading date immediately preceding the relevant date;

(3)                                  If neither  (1) nor (2) applies, the fair market value as determined by the Committee in good faith. Such determination shall be conclusive and binding on all persons.

3.                                       Section 2 of the Plan is amended to add the following defined terms:

 “Base Compensation” means, with respect to each Participant for each pay period, such Participant’s Compensation, excluding (i) Bonus Compensation; (ii) any amounts contributed by the Corporation or a Designated Subsidiary to any pension plan, deferred compensation plan, or other similar plan; (iii) any automobile allowance (or reimbursement for such expenses); and (iv) any amounts paid as a starting bonus or finder’s fee.

“Bonus Compensation” means, with respect to each Participant for each period with respect to which a cash bonus is payable to such Employee, the amount of the cash bonus payable to such Participant for such period. Except as determined by the Committee, Bonus Compensation does not include: (i) any amounts contributed by the Corporation or a Designated Subsidiary to any pension plan, deferred compensation plan, or other similar plan; (ii) any automobile allowance (or reimbursement for such expenses); or (iii) any amounts paid as a starting bonus or finder’s fee.

“Maximum Percentage” means the maximum percentage of (i) Base Compensation, or (ii) Base Compensation and Bonus Compensation, which a Participant may elect to have withheld from Compensation pursuant to Section 4. The Maximum Percentage will be fifteen percent (15%) unless a lower percentage amount is designated by the Committee with respect to an Option Period.

4.                                       Section 4.1 of the Plan is amended in its entirety by replacing it with the following:

“4.1                          An Employee who is eligible to participate in the Plan in accordance with Section 3 may become a Participant by filing, on a date prescribed by the Committee prior to an applicable Entry Date, a completed payroll deduction authorization and Plan enrollment form provided by the Corporation. An eligible Employee may authorize payroll deductions at the rate of any whole percentage (i.e., 1%, 2%, 3%, etc.), up to the Maximum Percentage, of either (i) the Employee’s Base Compensation, or (ii) the Employee’s Base Compensation and Bonus Compensation, as elected by the Employee in the payroll deduction authorization and Plan enrollment form. If an Employee has elected to participate in the Plan but has not made an election whether payroll deductions should be calculated and withheld from the Employee’s Base Compensation, or from the Employee’s Base Compensation and Bonus Compensation, then payroll deductions shall be calculated and withheld from such Employee’s Base Compensation only. All payroll deductions may be held by the Corporation and commingled with its other corporate funds. No interest shall be paid or credited to the Participant with respect to such payroll deductions except where required by local law as determined by the Committee. A separate bookkeeping account for each Participant shall be maintained by the Corporation under the Plan and the amount of each Participant’s payroll deductions shall be credited to such account. A Participant may not make any additional payments into such account.”

5.                                       Section 4.2 of the Plan is amended by replacing the first paragraph of Section 4.2 in its entirety with the following:

“4.2                           Under procedures established by the Committee, a Participant may suspend or discontinue participation in the Plan at any time during an Exercise Period by completing and filing a new payroll deduction authorization and Plan enrollment form with the Corporation. A Participant may increase or decrease his or her rate of payroll deductions, or change his or her election of the portion of Compensation (i.e., Base Compensation, or Base Compensation and Bonus Compensation) from which payroll deductions will be calculated and withheld, by filing a new payroll deduction authorization and Plan enrollment form at any time. Changes in rate shall be effective as soon as reasonably practicable after the Corporation has received such form. Changes in the portion of Compensation from which payroll deductions will be calculated and withheld will be effective for the next commencing Exercise Period, subject to continuing eligibility of the Participant pursuant to Section 3. The Committee may establish rules limiting the frequency with which Participants may increase or decrease the rate of payroll deduction, or change the election of the portion of Compensation from which payroll deductions will be calculated and withheld, and may impose a waiting period on Participants wishing to increase the rate of payroll deductions after a decrease. If a new payroll deduction authorization and Plan enrollment form is not filed with the Corporation, the rate of payroll deductions and the portion of Compensation from which payroll deductions will be calculated and withheld shall continue as originally elected (i) throughout the Option Period and (ii) subject to continued eligibility as determined under Section 3, for succeeding Option Periods; unless in either case the Board determines to change the Maximum Percentage.”

6.                                       Except as otherwise modified herein, all other terms and conditions of the Plan shall remain in full force and effect.